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Exhibit 99

NEWS RELEASE
First Mid-Illinois Bank & Trust
Contact:  Mandy Lewis; AVP, Director of Marketing
1515 Charleston Ave, Mattoon, IL  61938
Phone: (217) 258-0675 • Fax: (217) 234-7331 • Web:  www.firstmid.com

Lumpkin joins the Board of Directors at First Mid-Illinois Bancshares, Inc.

Benjamin I. Lumpkin recently joined the board of First Mid-Illinois Bancshares, Inc.  In addition to serving on the Board of Directors, Lumpkin will also set on the audit and compensation committees of the Board of Directors.

Lumpkin received his Bachelors degree from Yale University and a Masters degree from Northwestern University.  He worked as a newspaper reporter in Illinois and California for several years and later as a public relations officer for an international outreach program at Yale.  Today, Lumpkin owns and operates a film production company based in Chicago.

The Lumpkin family has supported Central Illinois communities for many years.  Ben continues that tradition with his role as chair of the Mattoon-based Lumpkin Family Foundation Environment Committee.  He is also a member of the Foundation’s Board of Directors.

Bill Rowland, CEO of First Mid-Illinois Bank & Trust, said, “We are delighted that Ben Lumpkin has agreed to join the Board of Directors and look forward to his involvement in strategy and oversight of First Mid for many years to come.  Ben’s appointment to the Board is a continuation of a long-term relationship between First Mid and the Lumpkin family, which began in the 1960’s when Ben’s father, Richard A. Lumpkin, joined the Board of the bank.”

A native of Mattoon, Lumpkin is excited about joining the Board of First Mid-Illinois Bancshares.  He stated, “First Mid has been a vital institution in East Central Illinois for more than 100 years.  I consider it a great privilege to be appointed to the Board of Directors, and I look forward to working with Bill Rowland and the other members of the Board to meet the challenges and opportunities of a new century.”

First Mid provides comprehensive banking, trust and wealth management, and insurance services through its operating subsidiaries First Mid-Illinois Bank & Trust, N.A., and The Checkley Agency, Inc. It operates banking centers and ATMs in over 20 communities in Illinois. More information about First Mid is available at www.firstmid.com.

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